2023 ZASLAV ADDITIONAL PRSU GRANT

David M. Zaslav

Dear David,

Congratulations, you have been awarded a performance restricted stock unit (“PRSU”) in recognition of your contributions to the success of Warner Bros. Discovery, Inc. (the “Company”) and as described in your employment agreement with the Company dated as of May 16, 2021, and the amendment to the employment agreement dated as of March 8, 2023, (as amended, the “2021 Employment Agreement”). A PRSU entitles you to receive a number of shares of the Company’s common stock at a future date, based on a pre-determined formula, assuming that you satisfy the conditions of the Plan and the implementing agreement. We would like you to have an opportunity to share in the continued success of the Company through this PRSU under the Warner Bros. Discovery, Inc. Stock Incentive Plan (the “Plan”). The following represents a brief description of your grant. Additional details regarding your PRSU are provided in the attached Performance Restricted Stock Unit Agreement (the “Grant Agreement”) and in the Plan.

PRSU Grant Summary

Date of Grant	3/8/2023
Target Value	$11,500,000
PRSU Shares	736,236 shares of the Company’s Common Stock that will vest based on achievement of financial metrics set forth on Appendix A
Vesting Schedule
Up to 200% of the number of PRSU Shares as of the certification by the Compensation Committee of the Board of Directors of achievement of the performance metrics in Appendix A, subject to the terms of the Plan and Grant Agreement. The “Vesting Date” will be the date of such certification.

Performance Conditions	See Appendix A.

•You have been granted a PRSU for shares (“Shares”) of Warner Bros. Discovery, Inc. Common Stock for the number of Shares specified under “PRSU Shares” in the chart.
•The potential value of your PRSU increases if the price of the Company’s stock increases, but you also have to continue to work for the Company (except as the Grant Agreement and 2021 Employment Agreement provide) to actually receive such value. Of course, the value of the stock may go up and down over time.
•You will not receive the Shares represented by the PRSU until the PRSU vests. Your PRSU vests as provided in the chart above under “Vesting Schedule,” assuming you remain an employee of the Company and subject to the terms in the Grant Agreement.
•Once you have received the Shares, you will own the Shares and may decide whether to hold the Shares, sell the Shares or give the Shares to someone as a gift.

Please note the Clawback section of the Grant Agreement, which reflects an important policy of ours. The Compensation Committee of our Board of Directors has determined that awards made under the Plan are subject to a clawback in certain circumstances. By accepting this award, you agree that the Compensation Committee may change the Clawback section of any or all of the grant agreements from time to time without your further consent to reflect changes in law or company policy.

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You can access the Employee Connect portal for updates and information or call the Stock Plan Administrator at +1 865-560-3957 with any questions.
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WARNER BROS. DISCOVERY, INC.
PERFORMANCE RESTRICTED STOCK UNIT GRANT AGREEMENT
FOR DAVID ZASLAV

    Warner Bros. Discovery, Inc. (the “Company”) has granted you a performance restricted stock unit (the “PRSU”) under the Warner Bros. Discovery, Inc. Stock Incentive Plan (the “Plan”). The PRSU affords you the opportunity to receive a number of shares (“Shares”) of the Company’s Common Stock (the “PRSU Shares”) based on a pre-determined formula upon satisfaction of the conditions to receipt.

    The individualized communication you received (the “Cover Letter”) provides the details of your PRSU award. It specifies the number of PRSU Shares, the Date of Grant, the schedule for vesting, and the Vesting Date.

    The PRSU is subject in all respects to the applicable provisions of the Plan. This Grant Agreement does not cover all of the rules that apply to the PRSU under the Plan; please refer to your 2021 Employment Agreement and the Plan document. Capitalized terms are defined either in the Cover Letter, further below in this grant agreement (the “Grant Agreement”), in the 2021 Employment Agreement, or in the Plan.

The Plan document is available on the Fidelity web site. The Prospectus for the Plan, the Company’s S-8, Annual Report on Form 10-K, and other filings the Company makes with the Securities and Exchange Commission are available for your review on the Company’s web site. You may also obtain paper copies of these documents upon request to the Company’s People & Culture department.

Neither the Company nor anyone else is making any representations or promises regarding the duration of your service, vesting of the PRSU, the value of the Company's stock or of this PRSU, or the Company's prospects. The Company is not providing any advice regarding tax consequences to you or regarding your decisions regarding the PRSU. You agree to rely only upon your own personal advisors.

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No one may sell, transfer, or distribute the PRSU or the securities that may be received under it without an effective registration statement relating thereto or an opinion of counsel satisfactory to Warner Bros. Discovery, Inc. or other information and representations satisfactory to it that such registration is not required.

In addition to the Plan’s terms and restrictions, the following terms and restrictions apply:

1.    Vesting Schedule. Your PRSU becomes nonforfeitable (“Vested”) as provided in the Cover Letter and the Grant Agreement assuming you remain employed by the Company until December 31, 2023 and the performance metric(s) for the one-year period beginning January 1, 2023 and ending December 31, 2023 (the “Performance Period”) are satisfied. For purposes of this Grant Agreement, employment with the Company will include employment with any Subsidiary whose employees are then eligible to receive Awards under the Plan (provided that a later transfer of employment to an ineligible Subsidiary will not terminate employment unless the Compensation Committee of the Board of Directors (the “Committee” of the “Board”)) determines otherwise).

If your employment is terminated by the Company without “Cause” or by you for “Good Reason”, in each case before the Vesting Date, the PRSU will become Vested at 200% of target, regardless of actual performance, and subject to the Release requirements described below, with 70% of the vested shares (the “Immediate Delivery Shares”) distributed immediately, and in no event later than 30 days after vesting (“Immediate Delivery”), and the remaining 30% of the vested shares (“Delayed Delivery Shares”) distributed on the earlier to occur of (i) the third anniversary of the vesting date or (ii) the six month anniversary of your termination of employment (such earlier date, the “Delayed Delivery Shares Distribution Date”).

If your employment ends as a result of death or as a result of your Disability, in each case before the Vesting Date, the PRSU will become Vested at 200% of target, regardless of actual performance, and (i) in the event of your death, 100% of the vested shares will be subject to Immediate Delivery and (ii) subject to the Release requirements described below, in the event of a termination due to Disability, the Immediate Delivery Shares shall be subject to Immediate Delivery and the Delayed Delivery Shares shall be distributed at the Delayed Delivery Shares Distribution Date..

Distribution in respect of any PRSU Shares because of a termination as described in this section will be subject to the Release requirements in the 2021 Employment Agreement, where applicable in connection with a termination without Cause, resignation for Good Reason, or Disability. The PRSU will be frozen, if not already fully Vested, between the date your employment ends and the date your Release requirement is met (or the deadline for providing the Release expires), at which point the PRSU will be forfeited if the Release has not become irrevocable. Any Distribution Date falling between the date your employment ends and the deadline for providing an irrevocable Release will be delayed until the last day of the period for providing an irrevocable Release.

“Cause,” “Good Reason,” and “Disability” have the meanings provided in your 2021 Employment Agreement.

2. Change in Control. Notwithstanding the Plan’s provisions, if a “Change in Control” (as defined in the 2021 Employment Agreement) occurs before the PRSU is vested and before December 31, 2023, the PRSU shall be treated as follows.

(a)If you remain employed by the Company (or its successor) for sixty (60) days following a Change in Control that results from the Incumbent Directors ceasing to constitute a majority of the members of the Board within any 12 month period, then the outstanding PRSUs (for which the performance period has not expired) will become Vested at 150% of target as of such sixtieth day following the Change in Control, regardless of actual performance, and the Immediate Delivery Shares shall be subject to Immediate Delivery and the Delayed Delivery Shares shall be distributed at the Delayed Delivery Shares Distribution Date.

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(b)In the event your employment is terminated (i) by you for Good Reason or by the Company other than for Cause within sixty (60) days following a Change in Control, or (ii) you resign voluntarily within the 30 calendar days commencing on the thirty-first day following a Change in Control, then subject to the Release requirement, the outstanding PRSUs (for which the performance period has not expired) will become Vested at 200% of target as of thirty days after the Change in Control, regardless of actual performance, and the Immediate Delivery Shares shall be subject to Immediate Delivery and the Delayed Delivery Shares shall be distributed at the Delayed Delivery Shares Distribution Date.

“Incumbent Directors” shall have the meaning provided in your 2021 Employment Agreement.

Distribution in respect of any PRSU Shares because of a Change in Control and subsequent termination of employment as described in this section will be subject to any applicable Release requirements in the 2021 Employment Agreement. The PRSU will be frozen, if not already fully Vested, between the date your employment ends and the date your Release requirement is met (or the deadline for providing the Release expires), at which point the PRSU will be forfeited if the Release has not become irrevocable. Any Distribution Date falling between the date your employment ends and the deadline for providing an irrevocable Release will be delayed until the last day of the period for providing an irrevocable Release.

3.    Distribution Date. Subject to any overriding provisions in the Plan or Section 1 or 2 above, you will receive a distribution of the Shares equivalent to your Vested PRSU Shares based on the following schedule (each such delivery date being a “Distribution Date”) unless, in each case, the Committee determines that you may make a timely deferral election to defer distribution to a later date and you have made such an election (in which case the deferred date will be the Distribution Date):

(a)70% of your Vested PRSU Shares, the Immediate Delivery Shares will be paid in 2024, after the performance conditions are determined to be satisfied (pursuant to Appendix A); and
(b)30% of your Vested PRSU Shares, the Delayed Delivery Shares will be paid in 2027, as soon as practicable after the beginning of the year or, if earlier, six months following the date of your termination of employment. If the Vesting Date occurs because of your death, your designated beneficiary or estate will receive the PRSU Shares earned within thirty (30) days of your date of death.

4.    Adjustments. Notwithstanding the foregoing, if within five years of the close of the Performance Period, the Company’s audited financial statement for the Performance Period is restated, the Committee shall determine whether, and the extent to which, the performance conditions described in Appendix A were satisfied based on the restated financial statements. If the Committee determines that the Company delivered too few Shares to you on the original Distribution Date(s), you will be entitled to receive (without interest or other adjustment for the passage of time) additional Shares; such Shares, together with any previously distributed Shares, shall not exceed the total number of PRSU Shares granted under this Grant Agreement. If the Committee determines that the Company delivered too many Shares to you on the original Distribution Date(s), you will be required to deliver to the Company (without interest or other adjustment for the passage of time) the excess Shares previously delivered as soon as practicable after notice by the Committee. In the event the person (either you or the Company) required to deliver Shares under the foregoing provisions is entitled to receive future payments (other than payments constituting “deferred compensation” under Section 409A) from the person entitled to receive delivery of Shares under the foregoing provisions, then the person required to make the delivery of Shares under the foregoing provisions may reduce the number of Shares due under the foregoing provisions by a number of Shares which have a fair market value equal to the value of the future payment to be received from the other person. If you receive any additional

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Vested PRSU Shares pursuant to this section, such Shares will be distributed to you within 30 days after the Committee’s determination based on the restated audited financial statements.

5.    Clawback. Notwithstanding the provisions in Section 4 with respect to Adjustments, if the Company’s Board of Directors or the Committee determines, in its sole discretion, that you engaged in fraud or misconduct as a result of which or in connection with which the Company is required to or decides to restate its financial statements, the Committee may, in its sole discretion, impose any or all of the following:

(a) Immediate expiration of the PRSU, whether vested or not, if granted within the first 12 months after issuance or filing of any financial statement that is being restated (the “Recovery Measurement Period”); and

(b)    Payment or transfer to the Company of the Gain from the PRSU, where the “Gain” consists of the greatest of (i) the value of the PRSU Shares on the applicable Distribution Date on which you received them within the Recovery Measurement Period, (ii) the value of PRSU Shares received during the Recovery Measurement Period, as determined on the date of the request by the Committee to pay or transfer, (iii) the gross (before tax) proceeds you received from any sale of the PRSU Shares during the Recovery Measurement Period, and (iv) if transferred without sale during the Recovery Measurement Period, the value of the PRSU Shares when so transferred. The amount paid or transferred to the Company shall be adjusted to reflect any adjustment to the number of Shares finally awarded after application of the “Adjustments” provisions above.

This remedy is in addition to any other remedies that the Company may have available in law or equity.

Payment is due in cash or cash equivalents within 10 days after the Committee provides notice to you that it is enforcing this clawback. Payment will be calculated on a gross basis, without reduction for taxes or commissions. The Company may, but is not required to, accept retransfer of Shares in lieu of cash payments.

6.    Restrictions and Forfeiture. You may not sell, assign, pledge, encumber, or otherwise transfer any interest (“Transfer”) in the PRSU Shares until the PRSU Shares are distributed to you. Any attempted Transfer that precedes the Distribution Date is invalid.

Unless the Board determines otherwise or the Grant Agreement provides otherwise, if your employment or service with the Company terminates for any reason before your PRSU is Vested, then you will forfeit the PRSU (and the Shares to which they relate) to the extent that the PRSU does not otherwise vest on or after your termination, pursuant to the rules in the Vesting Schedule section. You forfeit any unvested portions of the PRSU immediately if the Company terminates your employment for Cause or if you resign your employment other than for Good Reason. You also forfeit any unvested portion of the PRSU immediately upon the date for certification of the performance metrics for the Performance Period if and to the extent the performance metrics are not then satisfied and no Change in Control has occurred. The forfeited portions of the PRSU will then immediately revert to the Company. You will receive no payment for the PRSU if you forfeit it.

7.    Limited Status. You understand and agree that the Company will not consider you a shareholder for any purpose with respect to the PRSU Shares, unless and until the PRSU Shares have been issued to you on the Distribution Date. You will not receive dividends with respect to the PRSU.

8.    Voting. You may not vote the PRSU. You may not vote the PRSU Shares unless and until the Shares are distributed to you.

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9.    Taxes and Withholding. The PRSU provides tax deferral, meaning that the PRSU Shares are not taxable until you actually receive the PRSU Shares on or around the Distribution Date. You will then owe taxes at ordinary income tax rates as of the Distribution Date at the PRSU Shares' value. As an employee of the Company, you may owe FICA and HI (Social Security and Medicare) taxes before the Distribution Date.

Issuing the Shares under the PRSU is contingent on your satisfaction of all obligations with respect to required tax or other required withholdings (for example, in the U.S., Federal, state, and local taxes). You may satisfy the obligations by directing the Company to reduce the number of PRSU Shares to be issued to you by up to that number of PRSU Shares (valued at their Fair Market Value on the Distribution Date) that would equal all taxes required to be withheld (at their minimum withholding levels or such higher level as you request (up to 5% in excess of the minimum withholding level or your estimated marginal tax rate for the year of payment, whichever is greater)), providing that any minimum withholding requirements not satisfied in the foregoing manner must be satisfied in a manner acceptable to the Committee, which could include accepting payment of the withholdings from a broker in connection with a sale of the PRSU Shares or directly from you. If a fractional share remains after deduction for required withholding, the Company will pay you the value of the fraction in cash.

10.    Compliance with Law. The Company will not issue the PRSU Shares if doing so would violate any applicable Federal or state securities laws or other laws or regulations. You may not sell or otherwise dispose of the PRSU Shares in violation of applicable law.

11.    Additional Conditions to Receipt. The Company may postpone issuing and delivering any PRSU Shares for so long as the Company determines to be advisable to satisfy the following:

(a) its completing or amending any securities registration or qualification of the PRSU Shares or its or your satisfying any exemption from registration under any Federal or state law, rule, or regulation;

(b) its receiving proof it considers satisfactory that a person seeking to receive the PRSU Shares after your death is entitled to do so;

(c) your complying with any requests for representations under the Plan; and

(d) your complying with any Federal, state, or local tax withholding obligations.

12.    Additional Representations from You. If the vesting provisions of the PRSU are satisfied and you are entitled to receive PRSU Shares at a time when the Company does not have a current registration statement (generally on Form S-8) under the Securities Act of 1933 (the “Act”) that covers issuances of shares to you, you must comply with the following before the Company will issue the PRSU Shares to you. You must:

(a) represent to the Company, in a manner satisfactory to the Company’s counsel, that you are acquiring the PRSU Shares for your own account and not with a view to reselling or distributing the PRSU Shares; and

(b) agree that you will not sell, transfer, or otherwise dispose of the PRSU Shares unless:

(i) a registration statement under the Act is effective at the time of disposition with respect to the PRSU Shares you propose to sell, transfer, or otherwise dispose of; or

(ii) the Company has received an opinion of counsel or other information and representations it considers satisfactory to the effect that, because of Rule 144 under the Act or otherwise, no registration under the Act is required.

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13.    No Effect on Employment or Other Relationship. Nothing in this Grant Agreement restricts the Company’s rights or those of any of its affiliates to terminate your employment or other relationship at any time and for any or no reason. The termination of employment or other relationship, whether by the Company or any of its affiliates or otherwise, and regardless of the reason for such termination, has the consequences provided for under the Plan and any applicable employment or severance agreement or plan.

14.    No Effect on Running Business. You understand and agree that the existence of the PRSU will not affect in any way the right or power of the Company or its stockholders to make or authorize any adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or other stock, with preference ahead of or convertible into, or otherwise affecting the Company’s common stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether or not of a similar character to those described above.

15.    Section 409A. The PRSU is intended to comply with the requirements of Section 409A and must be construed consistently with that section. Notwithstanding anything in the Plan or this Grant Agreement to the contrary, if the PRSU Vests in connection with your “separation from service” within the meaning of Section 409A, as determined by the Company), and if (x) you are then a “specified employee” within the meaning of Section 409A at the time of such separation from service (as determined by the Company, by which determination you agree you are bound) and (y) the distribution of PRSU Shares under such accelerated PRSU will result in the imposition of additional tax under Section 409A if distributed to you within the six month period following your separation from service, then the distribution under such accelerated PRSU will not be made until the earlier of (i) the date six months and one day following the date of your separation from service or (ii) the 10th day after your date of death. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such PRSU Shares or benefits except to the extent specifically permitted or required by Section 409A. In no event may the Company or you defer the delivery of the PRSU Shares beyond the date specified in the Distribution Date section, unless such deferral complies in all respects with Treasury Regulation Section 1.409A-2(b) related to subsequent changes in the time or form of payment of nonqualified deferred compensation arrangements, or any successor regulation. In any event, the Company makes no representations or warranty and shall have no liability to you or any other person, if any provisions of or distributions under this Grant Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.

16.    Unsecured Creditor. The PRSU creates a contractual obligation on the part of the Company to make a distribution of the PRSU Shares at the time provided for in this Grant Agreement. Neither you nor any other party claiming an interest in deferred compensation hereunder shall have any interest whatsoever in any specific assets of the Company. Your right to receive distributions hereunder is that of an unsecured general creditor of Company.

17.    Governing Law. The laws of the State of Delaware will govern all matters relating to the PRSU, without regard to the principles of conflict of laws.

18.    Notices. Any notice you give to the Company must follow the procedures then in effect. If no other procedures apply, you must send your notice in writing by hand or by mail to the office of the Company’s Secretary (or to the Chair of the Committee). If mailed, you should address it to the Company’s Secretary (or the Chair of the Committee) at the Company’s then corporate headquarters, unless the Company directs PRSU holders to send notices to another corporate department or to a third-party administrator or specifies another method of transmitting notice. The Company and the Board will address any notices to you using its standard electronic communications methods or at your office or home address as reflected on the Company’s personnel or other business records. You and the

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Company may change the address for notice by like notice to the other, and the Company can also change the address for notice by general announcements to PRSU holders.

19.    Amendment. Subject to any required action by the Board or the stockholders of the Company, the Company may cancel the PRSU and provide a new Award under the Plan in its place, provided that the Award so replaced will satisfy all of the requirements of the Plan as of the date such new Award is made and no such action will adversely affect the PRSU to the extent then Vested.

20.    Plan Governs. Wherever a conflict may arise between the terms of this Grant Agreement and the terms of the Plan, the terms of the Plan will control. The Board may adjust the number of PRSU Shares and other terms of the PRSU from time to time as the Plan provides.

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